Exhibit 99.2

CSX Corp. Announces First Quarter 2025 Results

JACKSONVILLE, Fla. – April 16, 2025 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2025 operating income of $1.04 billion compared to $1.34 billion in the prior year period. Net income was $646 million, or $0.34 per diluted share, compared to $880 million, or $0.45 per diluted share, in the same period last year.1

Total volume of 1.52 million units for the quarter was 1% lower compared to first quarter 2024. Revenue totaled $3.42 billion for the quarter, decreasing 7% year-over-year, as declines in coal revenue, fuel surcharge, and merchandise volume were only partially offset by the effects of higher merchandise pricing and growth in intermodal volume.

“CSX faced operational challenges to start the year, which contributed to first quarter results that did not meet our expectations,” said Joe Hinrichs, president and chief executive officer. “In response, our talented and dedicated team of railroaders are working together to lift our performance and drive success through an uncertain market outlook. We are taking targeted actions to address the network constraints posed by two major ongoing infrastructure projects, and we remain committed to safely and reliably serving our customers.”

CSX executives will conduct a conference call with the investment community this afternoon, April 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

1Year-over-year comparisons for operating income and earnings per share utilize revised financial results for past periods, as described in the annual report filed on Form 10-K.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements..….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures............................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended
	Mar. 31, 2025	Mar. 31, 2024 (a)	$ Change	% Change

Revenue	$3,423	$3,681	$(258)	(7)%
Expense
Labor and Fringe	821	805	(16)	(2)
Purchased Services and Other	774	720	(54)	(8)
Depreciation and Amortization	425	410	(15)	(4)
Fuel	275	325	50	15
Equipment and Other Rents	87	84	(3)	(4)
Total Expense	2,382	2,344	(38)	(2)

Operating Income	1,041	1,337	(296)	(22)

Interest Expense	(209)	(210)	1	—
Other Income - Net	26	41	(15)	(37)
Earnings Before Income Taxes	858	1,168	(310)	(27)

Income Tax Expense	(212)	(288)	76	26
Net Earnings	$646	$880	$(234)	(27)%

Operating Margin	30.4%	36.3%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.34	$0.45	$(0.11)	(24)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,892	1,962

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Mar. 31, 2025	Dec. 31, 2024
ASSETS

Cash and Cash Equivalents	$1,139	$933
Short-Term Investments	8	72
Other Current Assets	1,873	1,815
Properties - Net	35,858	35,658
Investment in Affiliates and Other Companies	2,537	2,520
Other Long-Term Assets	1,784	1,766
Total Assets	$43,199	$42,764

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$605	$606
Other Current Liabilities	2,816	2,670
Long-Term Debt	18,521	17,897
Deferred Income Taxes - Net	7,739	7,725
Other Long-Term Liabilities	1,343	1,359
Total Liabilities	31,024	30,257

Total Shareholders' Equity	12,175	12,507
Total Liabilities and Shareholders' Equity	$43,199	$42,764

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Three Months Ended
	Mar. 31, 2025	Mar. 31, 2024 (a)
OPERATING ACTIVITIES
Net Earnings	$646	$880
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	425	410
Deferred Income Tax Expense	13	7
Other Operating Activities - Net (b)	171	(231)
Net Cash Provided by Operating Activities	1,255	1,066

INVESTING ACTIVITIES
Property Additions (c)	(719)	(517)
Proceeds from Sales of Short-Term Investments	67	81
Proceeds and Advances from Property Dispositions	23	11
Business Acquisitions, Net of Cash Acquired	—	(26)
Other Investing Activities	(18)	(35)
Net Cash Used in Investing Activities	(647)	(486)

FINANCING ACTIVITIES
Shares Repurchased (d)	(751)	(247)
Dividends Paid	(245)	(235)
Long-term Debt Repaid	(2)	(2)
Long-term Debt Issued	600	—
Other Financing Activities	(4)	34
Net Cash Used in Financing Activities	(402)	(450)

Net Increase in Cash and Cash Equivalents	206	130

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	933	1,353
Cash and Cash Equivalents at End of Period	$1,139	$1,483

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Revision of Prior Period Financial Statements: During second quarter 2024, CSX completed a review of the accounting treatment for engineering scrap and certain engineering support labor and identified misstatements between the balance sheet and operating expense that were determined to be immaterial to previously issued financial statements. Refer to the 2024 annual report filed on Form 10-K for more information regarding the revision of prior period financial statements.

b)Other Operating Activities - Net: During the three months ended March 31, 2024, the Company made $387 million of federal and state tax payments related to the 2023 tax year, which were previously postponed under tax relief announcements for those impacted by Hurricane Idalia.
c)Property Additions: Property additions for the three months ended March 31, 2025, include $133 million related to rebuilding the Blue Ridge subdivision as a result of impacts from Hurricane Helene.
d)Shares Repurchased: During first quarters 2025 and 2024, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2025	Mar. 31, 2024
Shares Repurchased (Millions)	24	7
Cost of Shares (Dollars in Millions) (1)	$751	$247
Average Cost per Share Repurchased	$31.66	$36.46
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2025 and March 31, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	166	167	(1)%	$698	$693	1%	$4,205	$4,150	1%
Agricultural and Food Products	115	114	1	408	407	—	3,548	3,570	(1)
Automotive	87	94	(7)	271	293	(8)	3,115	3,117	—
Minerals	79	80	(1)	181	174	4	2,291	2,175	5
Forest Products	70	73	(4)	249	262	(5)	3,557	3,589	(1)
Metals and Equipment	65	70	(7)	209	220	(5)	3,215	3,143	2
Fertilizers	48	47	2	136	136	—	2,833	2,894	(2)
Total Merchandise	630	645	(2)	2,152	2,185	(2)	3,416	3,388	1
Intermodal	716	701	2	493	506	(3)	689	722	(5)
Coal	172	188	(9)	461	632	(27)	2,680	3,362	(20)
Trucking	—	—	—	202	215	(6)	—	—	—
Other	—	—	—	115	143	(20)	—	—	—
Total	1,518	1,534	(1)%	$3,423	$3,681	(7)%	$2,255	$2,400	(6)%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 7% in the first quarter 2025 when compared to first quarter 2024, due to decreases in coal revenue, lower fuel recovery, declines in merchandise volume, decreases in other revenue, and lower trucking revenue. These decreases were partially offset by higher pricing in merchandise as well as higher intermodal volume.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended
(Dollars in Millions)	Mar. 31, 2025	Mar. 31, 2024
Fuel Surcharge Revenue	$217	$277
Fuel Lag (Unfavorable) Favorable (1)	$(5)	$6
(1) The Company's fuel lag calculation model was enhanced during first quarter 2025 and comparative prior year results are updated to conform to current presentation. The impact of this change is not material and fuel surcharge revenue is not impacted.

Merchandise Volume
Chemicals - Decreased due to lower shipments of petroleum products and waste, partially offset by higher shipments of petcoke, natural gas liquids, and plastics.

Agricultural and Food Products - Increased due to higher shipments of domestic feed grain and ethanol.

Automotive - Decreased due to lower North American vehicle production.

Minerals - Decreased primarily due to lower shipments of aggregates and limestone.

Forest Products - Decreased due to lower shipments of building products as well as lower shipments of paper products, which includes the impact of plant closures.

Metals and Equipment - Decreased due to high prior year volume of orders to reposition empty customer railcars as well as reduced shipments in the current year of steel associated with the automotive market.

Fertilizers - Increased due to higher short-haul phosphates shipments, which were partially offset by decreases in long-haul shipments.
Intermodal Volume
International shipments increased driven by higher port volumes and growth with key customers. Domestic shipments were relatively flat as increased transcontinental shipments were offset by the impacts of a continued soft trucking environment.
Coal Volume
Export coal decreased primarily due to reduced production, including outages at customer facilities, and weather impacts on the overall supply chain. Domestic coal decreased due to lower thermal shipments to river terminals and reduced shipments to steel manufacturing locations, partially offset by higher shipments to utility plants.

	Quarters Ended
(Millions of Tons)	Mar. 31, 2025	Mar. 31, 2024	Change
Coal Tonnage
Domestic	9.2	9.6	(4)%
Export	10.2	11.6	(12)
Total Coal	19.4	21.2	(8)%
Trucking Revenue
Trucking revenue decreased $13 million versus the prior year due to lower rates and fuel surcharge.
Other Revenue
Other revenue decreased $28 million primarily due to 2024 revenue including payments from customers that did not meet volume commitments.

CSX Corporation
EXPENSE
Expenses of $2.4 billion increased $38 million, or 2%, in first quarter 2025 when compared to first quarter 2024.
Labor and Fringe expense increased $16 million, primarily resulting from inflation. Other items largely offset and included higher union employee benefits for sick leave and vacation, increased labor costs associated with network disruptions and lower incentive compensation expense.
Purchased Services and Other expense increased $54 million due to the following:
•Increased costs of approximately $25 million were due to the effects of network disruptions and congestion, including higher locomotive usage costs and rerouting charges associated with the Howard Street Tunnel project, as well as severe winter weather.
•Other net costs increased $28 million, about half of which was due to inflation. The remaining increase was comprised of several non-significant items that were partially offset by cost savings from lower rail volumes.
•There were no gains on property dispositions in 2025 compared to a $1 million gain in 2024.
Depreciation and Amortization expense increased $15 million as a result of a larger asset base.
Fuel costs decreased $50 million primarily as a result of a 15% decrease in locomotive fuel prices, as well as efficiency and volume savings despite additional gross ton-miles associated with reroutes.
Equipment and Other Rents expense increased $3 million due to several non-significant items, including the impact of reroutes on car cycle times.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2025	Mar. 31, 2024	Change
Average	23,413	23,382	31
Ending	23,378	23,396	(18)

Fuel Expense

	Quarters Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Mar. 31, 2025	Mar. 31, 2024
Estimated Locomotive Fuel Consumption (Gallons)	92.9	96.8
Price per Gallon (Dollars)	$2.42	$2.85
Total Locomotive Fuel Expense	$225	$276
Non-Locomotive Fuel Expense	50	49
Total Fuel Expense	$275	$325

CSX Corporation
OPERATING STATISTICS (Estimated)
In the first quarter of 2025, velocity decreased by 3% and dwell increased by 19% versus prior year. Carload trip plan performance decreased by 16% and intermodal trip plan performance decreased by 4%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable and efficient service to customers.

The personal injury frequency index of 0.95 improved 22% compared to prior year. The FRA train accident rate of 3.43 improved 16% compared to prior year. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended
	Mar. 31, 2025	Mar. 31, 2024	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles Per Hour)	17.6	18.2	(3)%
Dwell (Hours)	11.5	9.7	(19)%
Cars Online	132,200	124,720	(6)%
On-Time Originations	68%	75%	(9)%
On-Time Arrivals	55%	70%	(21)%
Carload Trip Plan Performance	69%	82%	(16)%
Intermodal Trip Plan Performance	90%	94%	(4)%
Fuel Efficiency	0.99	1.01	2%

Revenue Ton-Miles (Billions)
Merchandise	32.3	32.0	1%
Coal	8.4	9.4	(11)%
Intermodal	7.1	7.1	—%
Total Revenue Ton-Miles	47.8	48.5	(1)%

Total Gross Ton-Miles (Billions)	93.9	95.8	(2)%

Safety
FRA Personal Injury Frequency Index	0.95	1.22	22%
FRA Train Accident Rate	3.43	4.09	16%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Economic Profit
Management believes Economic Profit provides an additional perspective to investors about financial returns generated by the business by representing a measure showing profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than management’s desired minimum required return and is broadly utilized by management to make investment decisions. Therefore, disclosing Economic Profit on how management performs in this regard provides additional useful information to investors regarding the Company’s performance compared to its goals.
Economic Profit should be considered in addition to, rather than a substitute for, operating income, which is the most directly comparable GAAP measure. Economic Profit is defined by the Company as Gross Cash Earnings (“GCE”) minus the Capital Charge on Gross Operating Assets (“GOA”). Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating returns in excess of the incremental cost of capital associated with reinvestment in the business.
GCE is calculated as operating income plus depreciation, amortization and operating lease expense, less unusual items and taxes. The Capital Charge uses a minimum required return multiplied by the GOA. CSX's GOAs include gross properties and other non-cash assets, net of non-interest bearing liabilities. The Company used a 15% tax rate and an 8% required return, for both periods presented, which is consistent with rates used for investment decisions and performance evaluation within those same periods. The tax rate is the approximate equivalent of the Company’s actual income tax expense as a percentage of pre-tax GCE. The required return rate represents management’s desired minimum return on any investment. CSX annually re-evaluates these rates to ensure they accurately represent taxes and a required return in light of internal and external factors and would adjust the rate if the annual review resulted in a preset deviation from the current rates. This focuses the Economic Profit measure on value generated by management instead of external factors, such as legislative tax policy or interest rate volatility.

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
The following table reconciles operating income (the most directly comparable GAAP measure) to Economic Profit (non-GAAP measure).

	Three Months Ended
(Dollars in Millions)	Mar. 31, 2025	Mar. 31, 2024 (a)
Operating Income	$1,041	$1,337
Add: Depreciation, Amortization, and Operating Lease Expense	452	438
Remove: Unusual Items (b)	—	—
Taxes (c)	(224)	(266)
Gross Cash Earnings	1,269	1,509

Operating Assets
Current Assets (Less Cash and Short-term Investments)	(1,873)	(1,962)
Gross Properties	(52,674)	(50,617)
Other Assets	(4,321)	(4,210)
Operating Liabilities
Non-Interest Bearing Liabilities	11,409	11,039
Gross Operating Assets (d)	(47,459)	(45,750)
Capital Charge (e)	(949)	(915)
Economic Profit (Non-GAAP) calculated as GCE less Capital Charge	$320	$594
(a) Reflects adjustment of prior period financial statements as discussed in the 2024 annual report filed on Form 10-K.
(b) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact, consistent with the terms of the Company's long-term incentive plan agreements. There were no unusual items for either period presented.
(c) The tax percentage rate was 15% for both periods presented. This rate is applied to the sum of operating income, depreciation, amortization and operating lease expense, and unusual items.
(d) Gross operating assets reflects an average of the year-to-date quarter-end amounts reported for each period presented. Accordingly, averages are not applicable for the first quarter of each year.
(e) The capital charge of 8% for both years is calculated as the minimum return multiplied by gross operating assets. This is an annualized rate equivalent to 2% per quarter.
Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Three Months Ended
(Dollars in Millions)	Mar. 31, 2025	Mar. 31, 2024 (a)
Net Cash Provided by Operating Activities	$1,255	$1,066
Property Additions	(719)	(517)
Proceeds and Advances from Property Dispositions	23	11
Free Cash Flow (before payment of dividends)	$559	$560
(a) Reflects adjustment of prior period financial statements as discussed in the 2024 annual report filed on Form 10-K.